UNITED STATES SEC USE ONLY
                             Washington, D.C. 20549

                                    RULE 144

                     NOTICE OF PROPOSED SALE OF SECURITIES
             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

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1(a) NAME OF ISSUER (Please type or print) (b) IRS IDENT. NO. (c) SEC FILE NO.
     Freds Inc                                 62-0634010

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1(d) ADDRESS OF ISSUER  STREET  CITY   STATE   ZIP CODE  (e)TELEPHONE NO.
4300 New Getwell Road                                      (901) 238-2877
Memphis, TN  38118

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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE             (b) RELATIONSHIP
     SECURITIES ARE TO BE SOLD                            TO ISSUER

     Hayes, Michael                                       Officer

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(c) ADDRESS        STREET              CITY                ZIP CODE
                             4300 New Getwell Road
                               Memphis, TN, 38118
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the SEC File Number.
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
                                         SEC USE
3(a)           (b)                       ONLY     (c)           (d)          (e)                (f)                (g)
------------   ---------------------     -------  ---------     ---------    ----------------   ----------------   -----------------
Title of the   Name and Address of       Broker-  Number of     Aggregate    Number of Shares   Approximate        Name of Each
Class of       Each Broker Through       Dealer   Shares or     Market       or Other Units     Date of Sale       Securities
Securities     Whome the Securities      File     Other Units   Value        Outstanding        (See instr. 3(f))  Exchange
to be Sold     are to be Offered         Number   to be Sold    (See instr.  (See instr. 3(e))  (MO. DAY YR.)      (See instr. 3(g))
               or Each Market                     (See instr.   3(d))
               Maker who is                       3(c))
               Aquiring the
               Securities
------------------------------------------------------------------------------------------------------------------------------------
Class A        Morgan Stanley                     6500          97500         39962902          09/12/08           NASD
Common         320 Post
               Road West
               Newport, CT
               06880
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

                        TABLE I - SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                                               Name of Person
                                               from Whom Acquired
Title of   Date You  Nature of                 (If gift, also give date   Amount of             Date of
the Class  Acquired  Acquisition Transaction   donor acquired)            Securities Acquired   Payment     Nature of Payment
------------------------------------------------------------------------------------------------------------------------------------
Class A   03/12/97  purchase of               Fred's, Inc.               6500                  03/12/97     purchase of
common              convertible bond, 1992                                                                  convertible
                                                                                                            bond, 1992
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
              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

                                                                               Amount of     Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Securities    Proceeds
-------------------------------------------------------------------------------------------------------
Class A common              09/11/08        10000         150038
-------------------------------------------------------------------------------------------------------
Class A common              09/02/08        50000         699500
-------------------------------------------------------------------------------------------------------

REMARKS:

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which have not been publicly disclosed.

                                      Fred's, Inc.

Date: 09/12/2008                      /s/ Anita Ryan by power of attorney
                                      Name:  Anita Ryan by power of attorney
                                      Title: Treasurer



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).